Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, (this “Agreement”) is made as of February 11, 2013, by and among THE LACLEDE GROUP, INC., a Missouri corporation (“LG”), PLAZA MASSACHUSETTS ACQUISITION, INC., a Delaware corporation (“Plaza”), and ALGONQUIN POWER & UTILITIES CORP., a Canadian corporation (“AQN”). Capitalized terms used in this Agreement not defined herein shall have the meanings ascribed to them in the NEG Acquisition Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, LG owns all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Plaza;

WHEREAS, Plaza is a party to (i) that certain Purchase and Sale Agreement (the “NEG Acquisition Agreement”), dated as of December 14, 2012, by and among Plaza, Southern Union Company (“SUG”) and, solely as guarantor thereunder, LG; and (ii) that certain Employee Agreement (the “NEG Employee Agreement”), dated as of December 14, 2012, by and among Plaza, SUG and, solely as guarantor thereunder, LG;

WHEREAS, AQN desires to cause Liberty Utilities Co., a Delaware corporation and indirect wholly owned subsidiary of AQN (“LUC”), to purchase, and LG desires to sell to LUC, the Shares, subject in all respects to the provisions of this Agreement;

WHEREAS, concurrent with the execution and delivery of this Agreement, Plaza, LG, AQN and SUG are entering into that certain Consent Agreement on the terms and conditions set forth therein (the “Consent Agreement”); and

WHEREAS, concurrent with the execution and delivery of this Agreement, AQN is causing $3,000,000 to be deposited in immediately available funds in United States dollars in escrow (the “Escrow Fund”) with U.S. Bank National Association, a national banking association (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Agreement”), dated the date hereof, by and among SUG, AQN, LG and the Escrow Agent.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Plaza Closing (as defined below), LG shall sell, assign, transfer, convey and deliver the Shares to LUC, and AQN shall cause LUC to purchase the Shares from LG, for $11,000,000 (the “Share Price”).

1.2 Sale and Purchase Closing.

(a) The sale and purchase of the Shares shall take place at a closing (the “Plaza Closing”) to be held at the time and location determined in accordance with Section 8.1 in the NEG Acquisition Agreement, immediately prior to the Closing under the NEG Acquisition Agreement, following the satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of all conditions to the obligations of the parties set forth in Article 5 (other than such conditions as may, by their terms, only be satisfied at the Plaza Closing or immediately thereafter at the Closing, provided all parties irrevocably stand ready to satisfy such conditions) (such date, the “Plaza Closing Date”).

(b) At the Plaza Closing, (i) AQN shall cause LUC to deliver to LG, by wire transfer to a bank account designated in writing by LG to AQN at least two Business Days prior to the Plaza Closing Date, an amount equal to the Share Price in immediately available funds in United States dollars and (ii) LG shall deliver or cause to be delivered to LUC certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules attached hereto (with respect to either party, as appropriate, the “Schedules”) LG represents and warrants to AQN as follows:

2.1 Organization, Existence and Qualification.

(a) Plaza is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts (including the NEG Acquisition Agreement and the NEG Employee Agreement) to which it is a party, and to execute and deliver this Agreement and the Consent Agreement and perform its obligations under each of the other Related Documents to which Plaza will be a party. As of the Plaza Closing Date, Plaza will be duly qualified to do business as a foreign corporation in the Commonwealth of Massachusetts.

(b) LG is a corporation duly incorporated, validly existing, and in good standing under the laws of Missouri, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under this Agreement, the Consent Agreement, the NEG Acquisition Agreement and the NEG Employee Agreement and to execute and deliver this Agreement and the Consent Agreement. LG is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the failure to be so qualified or in good standing would materially adversely affect LG’s ability to consummate the transactions contemplated by this Agreement and the Consent Agreement.

2.2 Authority and Binding Effect.

(a) The execution, delivery and performance by Plaza of this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Plaza. Neither the execution, delivery and performance of this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents by Plaza nor the consummation by Plaza of the transactions contemplated hereby and thereby will (i) result in any conflict with, breach or violation of or default under the Organizational Documents of Plaza, (ii) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the properties or assets of Plaza under the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents, whether with or without notice or the passage of time or both, or (iii) result in a violation of any Legal Requirement applicable to Plaza or its Affiliates. Each of this Agreement, the Consent Agreement, the NEG Acquisition Agreement and the NEG Employee Agreement constitutes, and the other Related Documents to be executed by Plaza when executed and delivered will constitute, valid and legally binding obligations of Plaza, enforceable against Plaza in accordance with their respective terms, except as such enforceability may be limited by (x) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (y) the availability of equitable remedies generally.

(b) The execution, delivery and performance by LG of this Agreement and the Consent Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LG. Neither the execution, delivery and performance of its obligations under this Agreement and the Consent Agreement nor the consummation by LG of the transactions contemplated hereby and thereby will (i) result in any conflict with, breach or violation of or default under the Organizational Documents of LG, (ii) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the properties or assets of LG under any material Contract to which LG is a party or by which its assets are bound, whether with or without notice or the passage of time or both, or (iii) result in a violation of any Legal Requirement applicable to LG or its Affiliates. Each of this Agreement and the Consent Agreement constitutes valid and legally binding obligations of LG, enforceable against LG in accordance with their respective terms, except as such enforceability may be limited by (x) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (y) the availability of equitable remedies generally.

2.3 Governmental and Other Required Consents. Except for those Consents described in Schedule 2.3, no Consent of any Governmental Body or third party is required to be obtained by LG, Plaza or any of their Affiliates in connection with the execution and delivery by LG or Plaza of this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement or the other Related Documents or the consummation by LG or

Plaza, as applicable, of the transactions contemplated hereby or thereby, other than the Consents the failure of which to be obtained would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business or on the ability of LG or Plaza to perform or comply with its obligations under this Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents to which Plaza will be a party or the consummation of the transfer of the Assets to Plaza and the assumption of the Assumed Liabilities by Plaza.

2.4 Filings. No statement furnished by LG, Plaza or their Affiliates for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement or any other Related Document will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

2.5 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Plaza or any Affiliate of Plaza, for which Plaza, AQN or any Affiliate of AQN has or will have any liability or obligation (contingent or otherwise).

2.6 Litigation. There are no pending, or, to the knowledge of LG, Threatened Proceedings by any Person against Plaza. There are no pending, or, to the knowledge of LG, Threatened Proceedings by any Person against LG, Plaza or their Affiliates that would reasonably be expected to have a material adverse effect on the ability of LG or Plaza to perform or comply with its obligations under this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents to which LG or Plaza will be a party or the consummation of the transactions contemplated hereby or thereby.

2.7 Shares. LG is the record and beneficial owner of the Shares, free and clear of any Encumbrance other than transfer restrictions imposed on equity securities by applicable securities laws. All of Plaza’s issued and outstanding capital stock is validly issued, fully paid and non-assessable. LG has the right, authority and power to sell, assign and transfer the Shares to LUC. Upon delivery to LUC of certificates for the Shares at the Plaza Closing, LUC’s payment of the Share Price and registration of the Shares in the name of LUC in the stock records of Plaza, LUC shall acquire the Shares, free and clear of any Encumbrance other than Encumbrances created by AQN or its Affiliates.

2.8 Capitalization. Plaza’s authorized and outstanding capital stock is as set forth on Schedule 2.8. The Shares constitute all of the issued and outstanding capital stock of Plaza. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of Plaza or obligating Plaza to issue or sell any shares of capital stock of, or any other interest in, Plaza. There are no outstanding contractual obligations of Plaza to repurchase, redeem or otherwise acquire any shares of capital stock of Plaza or, except as set forth in the NEG Acquisition

Agreement, to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Plaza.

2.9 Conduct of Business; Assets and Assumed Liabilities. Plaza has not conducted any business other than the negotiation of, entry into, and performance of this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement, the other Related Documents to which Plaza is or will be a party, and any Contract to which AQN consents pursuant to Section 4.1 hereof. As of the date hereof, neither the NEG Acquisition Agreement nor the NEG Employee Agreement has been amended, modified or supplemented, except by and as set forth in the Consent Agreement. Except for rights and obligations under the foregoing Contracts, Plaza has no assets, obligations or liabilities of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, or otherwise, whether due or to become due and regardless of when or by whom asserted). Plaza does not have and has never had any employees.

2.10 No Breach or Losses. Plaza is not (nor, upon the passage of time or the giving of notice, or both, would be) in violation or breach of any representation, warranty, covenant or agreement under, or otherwise in default under, the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement). Except as set forth on Schedule 2.10, as of the date hereof, LG does not have actual knowledge (without any duty of inquiry) of the existence of any other Loss, event or condition that constitutes (or upon the passage of time or the giving of notice, or both, would constitute) a violation or breach of any representation, warranty, covenant or agreement by any party under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on the date hereof or otherwise)) an indemnification obligation under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement).

2.11 Disclaimer. The only representations and warranties given by LG with respect to this Agreement are those contained in this Article 2. In furtherance of the foregoing, except as set forth in Section 2.10, LG expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the Assets, the Assumed Liabilities or the Business.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AQN

Except as set forth in the Schedules attached hereto, AQN represent and warrant to LG as follows:

3.1 Organization, Existence and Qualification.

(a) AQN is a corporation duly incorporated, validly existing, and in good standing under the laws of Canada, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all material Contracts to which it is a party, and to execute and deliver this Agreement, the Consent Agreement and any other agreements to which AQN will become a party pursuant to this Agreement and the Consent Agreement. AQN is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction (including any state within the United States) in which the failure to be so qualified or in good standing would materially adversely affect the business or properties of AQN, taken as a whole, or AQN’s ability to consummate the transactions contemplated this Agreement, the Consent Agreement and any other agreements to which AQN will become a party pursuant to this Agreement and the Consent Agreement.

(b) LUC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all material Contracts to which it is a party, and to execute and deliver any agreements to which LUC will become a party pursuant to this Agreement and the Consent Agreement. LUC is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction (including any state within the United States) in which the failure to be so qualified or in good standing would materially adversely affect the business or properties of LUC, taken as a whole, or LUC’s ability to consummate the transactions contemplated this Agreement, the Consent Agreement and any other agreements to which LUC will become a party pursuant to this Agreement and the Consent Agreement.

3.2 Authority and Binding Effect. The execution, delivery and performance by AQN and LUC of this Agreement and the consummation of the transactions contemplated by this Agreement, the Consent Agreement and any other agreements to which AQN and LUC will become a party pursuant to this Agreement and the Consent Agreement have been duly authorized by all necessary corporate action on the part of AQN and, as applicable, all necessary corporate action by LUC. Neither the execution, delivery and performance of this Agreement, the Consent Agreement and any other agreements to which AQN or LUC will become a party pursuant to this Agreement and the Consent Agreement by AQN nor the consummation by AQN and LUC of the transactions contemplated hereby and thereby will (a) result in any conflict with, breach or violation of or default under the Organizational Documents (or their Canadian equivalents) of AQN or LUC, (b) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the properties or assets of AQN or LUC under any material Contract to which AQN or LUC is a party or by which its assets are bound, whether with or without notice or the passage of time or both, or (c) result in a violation of any Legal Requirement applicable to AQN, LUC or their Affiliates. This Agreement, the Consent Agreement and any other agreements to which AQN or LUC will become a party pursuant to this Agreement and the Consent Agreement when executed and delivered will constitute, valid and legally binding obligations of AQN and LUC, enforceable against AQN and LUC in accordance with their respective terms, except as such enforceability may be limited by (x) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (y) the availability of equitable remedies generally.

3.3 Governmental and Other Required Consents. Except as set forth in Schedule 3.3, no Consent of any Governmental Body or third party is required to be obtained by AQN or LUC in connection with the execution and delivery by AQN and LUC of this Agreement, the Consent Agreement and any other agreements to which AQN or LUC will become a party pursuant to this Agreement and the Consent Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required by any applicable Canadian or United States federal or state securities or “blue sky” laws or (b) Consents the failure of which to be obtained would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability to consummate the transactions contemplated hereby.

3.4 Filings. No statement furnished by AQN or LUC for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement, the Consent Agreement and any other agreements to which AQN or LUC will become a party pursuant to this Agreement and the Consent Agreement will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.5 Financing. LUC shall have at the Plaza Closing and the Closing (as defined in the NEG Acquisition Agreement) sufficient funds to permit LUC and Plaza to consummate the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of AQN to consummate the transactions contemplated hereby that LUC have sufficient funds for payment of the Share Price or the Purchase Price.

3.6 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of AQN or any Affiliate of AQN for which LG or any Affiliate of LG has or will have any liability or obligation (contingent or otherwise).

3.7 Investment Intent. LUC is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable Canadian securities laws. Each of AQN and LUC agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable Canadian or United States state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. AQN is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

3.8 Independent Investigation. Each of AQN and LUC is knowledgeable about the Assets and Assumed Liabilities and the Business, and of the usual and customary practices of companies engaged in businesses similar to the Business and has had access to the Assets, the officers and employees of SUG, and the books, records and files of Plaza and of SUG relating to the Business, the Assets, the Assumed Liabilities and the Stock. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, AQN and LUC have relied solely on the basis of their own independent due diligence investigation of the Assets and Assumed Liabilities and the Business, upon the representations and warranties of LG made in this Agreement, and upon the representations and warranties of SUG made in the NEG Acquisition Agreement and the NEG Employee Agreement.

3.9 No Losses. Except as set forth on Schedule 3.9, as of the date hereof, neither AQN nor LUC have actual knowledge (without any duty of inquiry) of the existence of any Loss, event or condition that constitutes (or upon the passage of time or the giving of notice, or both, would constitute) a violation or breach of any representation, warranty, covenant or agreement by any party under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on the date hereof or otherwise)) an indemnification obligation under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on the date hereof or otherwise)) an indemnification obligation pursuant to Section 7.1(c).

3.10 Disclaimer. The only representations and warranties given by AQN and LUC with respect to this Agreement are those contained in this Article 3.

ARTICLE 4

COVENANTS

4.1 Conduct of the Business Prior to the Closing Date. Plaza shall perform all obligations under this Agreement and the Consent Agreement and, both before the Plaza Closing and the Closing, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents. Except as contemplated by this Agreement, (i) LG shall not sell, pledge, dispose of or otherwise subject to any Encumbrance any shares of capital stock of the Plaza; and (ii) except for actions upon the Plaza Closing necessary to consummate the transactions contemplated by the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents, Plaza shall not do or propose to do, directly or indirectly, any of the following without the prior written consent of AQN not to be unreasonably withheld or delayed:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of Plaza, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in Plaza or (ii) any properties or assets of Plaza;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Plaza, or otherwise alter Plaza’s corporate structure;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances;

(h) other than in accordance with the Consent Agreement, (i) enter into, amend, waive, modify or consent to the termination of any Contract, or (ii) amend, waive, modify or consent to the termination of any of Plaza’s rights thereunder; and

(i) conduct any business other than as required by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents.

LG shall cause Plaza to comply with the provisions of this Section 4.1 through the Plaza Closing, and AQN shall cause Plaza (and shall cause LUC to cause Plaza) to comply with the provisions of this Section 4.1 from the Plaza Closing through the Closing.

4.2 Reasonable Best Efforts; Governmental Filings.

(a) Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement and the Consent Agreement, each party hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents, including: (i) the obtaining of all necessary Consents required to consummate the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents in a timely manner, including any Consent required under any Legal Requirement, Contract, Lease or Easement applicable to the

Business and all Consents listed in Schedule 3.3, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Consent Agreement and, to the extent applicable to AQN’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Body vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents; provided, however, that in no event shall LG or its Affiliates be required to pay any penalty, compensation or other consideration to any third party for any such Consent. In the event that any Proceeding is commenced challenging the proposed transactions contemplated by this Agreement, the Consent Agreement and, to the extent applicable to AQN’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents, each of the parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of such transactions.

(b) HSR Act Filing. Each of AQN and LG, as applicable, shall use their respective reasonable best efforts to make any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby no later than fifteen (15) days following the date of this Agreement. AQN and LG shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (such expiration or termination is hereinafter referred to as “Clearance”). Subject to the last sentence of this Section 4.2, AQN and LG shall use their reasonable best efforts to keep the other party informed with respect to the status of submissions under the HSR Act, including with respect to: (i) the receipt of any non-action, action, clearance, consent, approval or waiver, (ii) the expiration of any waiting period, (iii) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding and (iv) the nature and status of any objections raised or proposed or threatened to be raised with respect to this Agreement or the transactions contemplated hereby. AQN and LG shall comply substantially with any lawful additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission (the “Antitrust Authorities”) and use their respective reasonable best efforts to take all other actions to obtain Clearance from the Antitrust Authorities, including, without limitation, agreeing to divest, hold separate or otherwise restrict the use or operation of any business or assets of AQN or LG or any of their respective subsidiaries and agreeing to any conduct or other remedy in order to secure Clearance from Antitrust Authorities (each, a “Divestiture Action”). AQN and its Affiliates shall use their respective reasonable best efforts to take promptly any steps necessary to obtain Clearance from the Antitrust Authorities as promptly as practicable in order to allow the consummation of the transactions contemplated by this Agreement and the

Consent Agreement and, following AQN’s acquisition of Plaza, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents no later than the End Date, provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, neither party shall be required or obligated (and shall not be obligated to cause any of its subsidiaries) to take any Divestiture Action if doing so would, individually or in the aggregate, have a material adverse effect on the Business or such party.

(c) Other Regulatory Filings. AQN and LG will prepare and file (i) no later than five (5) business days following the date of this Agreement, a joint amendment to the joint application (or other appropriate filing) to the MDPU previously filed by LG and SUG for the approval by the MDPU of the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents, accompanied by any required direct testimony in support of such application, and (ii) promptly following the date of this Agreement, with any other Governmental Body, requests for such other Consents as may be necessary for the consummation of the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents. AQN and LG will diligently pursue such Consents and will cooperate with each other in seeking such Consents. To such end, the parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each party will promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Body from which any such Consent is required and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Body or, in connection with any Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Body or other Person, give the other party the opportunity to attend and to participate in such meetings and conferences. AQN shall use its reasonable best efforts to (i) take promptly any and all steps necessary to resolve the issues raised by the MDPU, its Staff or parties to the proceedings before the MDPU in connection with the transactions contemplated by this Agreement and (ii) obtain approval from the MDPU as promptly as practicable in order to allow the consummation of the transactions contemplated by this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents no later than the End Date, including committing to and effecting, by stipulation, settlement or otherwise, conditions on AQN or the Assets imposed by the MDPU; provided, however, that AQN shall not be required or obligated (and shall not be obligated to cause any of its subsidiaries) to take any action if such action would have a material adverse effect on the Business.

4.3 Acknowledgment. In order to induce the other party hereto to enter into and perform this Agreement and the Consent Agreement, each party hereto acknowledges and agrees with such other party as follows:

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE CONSENT AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH PARTY TO THE

OTHER PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS, ORAL OR WRITTEN, IN RELATION THERETO BETWEEN THE PARTIES OTHER THAN THOSE INCORPORATED HEREIN AND THEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CONSENT AGREEMENT, EACH PARTY DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OR ON BEHALF OF THE OTHER PARTY OR ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AQN EXPRESSLY ACKNOWLEDGES AND AGREES TO THE DISCLAIMER SET FORTH IN SECTION 2.11, AND LG EXPRESSLY ACKNOWLEDGES AND AGREES TO THE DISCLAIMER SET FORTH IN SECTION 3.10.

4.4 Continuing Services Agreement. As soon as reasonably practicable following the date hereof, but in any event prior to the Plaza Closing, AQN and LG will agree on a continuing services plan (on commercially reasonable terms consistent with the terms and conditions of that certain Continuing Services Agreement to be entered into by and between Plaza and SUG pursuant to the NEG Acquisition Agreement) that will identify and describe substantially all of the various continuing services activities that the parties will cause to occur before and after the Closing and any other transfer of control matters that any party reasonably believes should be addressed in such continuing services plan. The specific continuing services activities will be mutually agreed upon and more fully set forth in a definitive continuing services agreement to be executed and delivered by AQN and LG at the Plaza Closing.

4.5 Updating Information.

(a) AQN will, until the Closing, promptly after obtaining actual knowledge thereof, give written notice to LG of the existence of any Loss, event or condition that constitutes (or upon the passage of time or the giving of notice, or both, would constitute) a violation or breach of any representation, warranty, covenant or agreement by any party under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on such date or otherwise)) an indemnification obligation under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on such date or otherwise)) an indemnification obligation pursuant to Section 7.1(c).

(b) LG will, until the Plaza Closing, promptly after obtaining actual knowledge thereof, give written notice to AQN of any Loss, event or condition that constitutes (or upon the passage of time or the giving of notice, or both, would constitute) a violation or breach of any representation, warranty, covenant or agreement by Plaza or SUG under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on the date hereof or otherwise)) an indemnification obligation of Plaza or SUG under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement).

4.6 Transaction Matters.

(a) Until the Plaza Closing or the earlier termination of this Agreement, LG shall cause Plaza to: (i) perform all of its obligations under the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents; (ii) deliver to AQN any and all notices and other communications delivered by or to Plaza or any of its Affiliates under or in connection with the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents; (iii) keep AQN apprised of any and all material developments related to the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents; and (iv) consult with and obtain the prior consent of AQN (not to be unreasonably withheld, conditioned or delayed) prior to the exercise of any material rights under the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents.

(b) From the Plaza Closing through the Closing, AQN shall cause Plaza to (i) perform all of its obligations under the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents and (ii) keep LG apprised of any and all material developments related to the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents.

4.7 Non-Solicitation of Employees. For a period of two (2) years after the Plaza Closing Date, LG and AQN shall not, and shall cause its respective Affiliates not to, without the prior written approval of the other party, directly or indirectly, solicit, encourage, entice or induce any employee of the other party or its respective Affiliates to terminate his or her employment with such other party or any of its respective Affiliates (including, after the Plaza Closing, Plaza); provided, however, that such prohibition shall not apply to any person who responds to a general solicitation.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 LG’s Conditions Precedent to the Plaza Closing. The obligation of LG to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Plaza Closing of the following conditions, any one or more of which may be waived in writing by LG:

(a) Representations and Warranties True as of the Plaza Closing Date. AQN’s representations and warranties in this Agreement shall have been true and correct in all material respects (except as set forth in Section 3.9, which shall be true and correct in all respects) as of the date of this Agreement and shall be true and correct in all material respects as of the Plaza Closing Date as if made on the Plaza Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period.

(b) Compliance with Agreement. The covenants, agreements and conditions required by this Agreement and the Consent Agreement to be performed and complied with by AQN and LUC shall have been performed and complied with in all material respects prior to or at the Plaza Closing Date; provided, however, that the covenants, agreements and conditions required by Section 4.5 to be performed and complied with by AQN shall have been performed and complied with in all respects.

(c) Certificate. AQN shall execute and deliver to LG a certificate of an authorized officer of AQN, dated as of the Plaza Closing Date, stating (i) that the conditions specified in Sections 5.1(a) and 5.1(b) of this Agreement have been satisfied and (ii) to the actual knowledge of AQN, whether or not there has occurred or otherwise exists any Loss, event or condition that constitutes (or upon the passage of time or the giving of notice, or both, would constitute) a violation or breach of any representation, warranty, covenant or agreement by any party under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on such date or otherwise)) an indemnification obligation under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on such date or otherwise)) an indemnification obligation pursuant to Section 7.1(c). For the avoidance of doubt, the disclosure of any Loss, event or condition or potential indemnification obligation set forth in AQN’s certificate pursuant to clause (ii), above, shall not limit LG’s obligations (including its obligation to complete the Plaza Closing) pursuant to this Agreement or the Consent Agreement.

(d) No Injunction. On the Plaza Closing Date, there shall be no Legal Requirement that operates to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, the Consent Agreement and, to the extent applicable to LUC’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents.

(e) Proceedings Seeking an Injunction. No action or proceeding initiated by any Governmental Body seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement, the Consent Agreement or, to the extent applicable to LUC’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents shall be pending.

(f) Satisfaction of NEG Acquisition Agreement Conditions Precedent to Closing. The conditions contained in Section 7.1 and Section 7.2 of the NEG Acquisition Agreement (giving effect to the amendments to the NEG Acquisition Agreement provided for in the Consent Agreement) shall have been satisfied as provided in the NEG Acquisition Agreement or waived by SUG, on the one hand, or AQN or LUC, on the other (which waiver shall be effective following the Plaza Closing), and SUG shall irrevocably stand ready to, and LUC shall irrevocably stand ready to cause Plaza to, complete the Closing immediately following the Plaza Closing, provided that for purposes of determining whether the conditions contained in Sections 7.1(d), 7.1(e) and 7.1(g) of the NEG Acquisition Agreement have been satisfied, all references to “Buyer” therein shall be deemed to refer to Plaza, as to be owned by LUC and shall include, without limitation, all Consents set forth on Schedule 2.3 hereto.

5.2 AQN’s Conditions Precedent to the Plaza Closing. The obligation of AQN and LUC to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Plaza Closing of the following conditions, any one or more of which may be waived in writing by AQN:

(a) Representations and Warranties True as of the Plaza Closing Date. LG’s representations and warranties in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects (except as set forth in Section 2.10, which shall be true and correct in all respects) as of the Plaza Closing Date as if made on the Plaza Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period.

(b) Compliance with Agreement. The covenants, agreements and conditions required by this Agreement and the Consent Agreement to be performed and complied with by LG or Plaza shall have been performed and complied with in all material respects prior to or at the Plaza Closing Date; provided, however, that the covenants, agreements and conditions required by Section 4.5 to be performed and complied with by LG shall have been performed and complied with in all respects.

(c) Certificate. LG shall execute and deliver to AQN a certificate of an authorized officer of LG, dated the Plaza Closing Date, stating (i) that the conditions specified in Sections 5.2(a) and 5.2(b) of this Agreement have been satisfied and (ii) to the actual knowledge of LG, whether or not there has occurred or otherwise exists any Loss, event or condition that constitutes (or upon the passage of time or the giving of notice, or both, would constitute) a violation or breach of any representation, warranty, covenant or agreement by any party under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement), or that otherwise reasonably could result in (whether individually or combined with any other Losses (whether known or unknown and whether in existence on such date or otherwise)) an indemnification obligation under the NEG Acquisition Agreement, the NEG Employee Agreement, or any Related Document (not including the Consent Agreement). For the avoidance of doubt, the disclosure of any Loss, event or condition or potential indemnification obligation set forth in LG’s certificate pursuant to clause (ii), above, shall not limit AQN’s obligations (including its obligation to complete the Plaza Closing and Closing) pursuant to this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement, or any other Related Document.

(d) No Injunction. On the Plaza Closing Date, there shall be no Legal Requirement that operates to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, the Consent Agreement or, to the extent applicable to LUC’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents.

(e) Proceedings Seeking an Injunction. No action or proceeding initiated by any Governmental Body seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement, the Consent Agreement or, to the extent applicable to LUC’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement or any other Related Document shall be pending.

(f) Satisfaction of NEG Acquisition Agreement Conditions Precedent to Closing. The conditions contained in Section 7.1 and Section 7.2 of the NEG Acquisition Agreement (giving effect to the amendments to the NEG Acquisition Agreement provided for in the Consent Agreement) shall have been satisfied as provided in the NEG Acquisition Agreement or waived by SUG, on the one hand, or AQN or LUC, on the other (which waiver shall be effective following the Plaza Closing), and the parties thereto shall irrevocably stand ready to complete the Closing immediately following the Plaza Closing, provided that for purposes of determining whether the conditions contained in Sections 7.2(d), 7.2(e) and 7.2(i) of the NEG Acquisition Agreement have been satisfied, all references to “Buyer” therein shall be deemed to refer to Plaza, as to be owned by LUC and shall include, without limitation, all Consents set forth on Schedule 3.3 hereto.

ARTICLE 6

TERMINATION

6.1 General Termination Rights. This Agreement may be terminated in its entirety at any time prior to the Plaza Closing:

(a) By the mutual written agreement of LG and AQN;

(b) By AQN, on the one hand, or LG, on the other hand, in writing if there shall be in effect a Final Order prohibiting, enjoining or restricting the transactions contemplated by this Agreement, the Consent Agreement or, to the extent applicable to LUC’s ownership of Plaza (and indirectly, the Assets and Assumed Liabilities), the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents;

(c) By either party in writing if there shall have been a material breach of any of the representations or warranties set forth in this Agreement or the Consent Agreement on the part of the other party, which breach is not cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Plaza Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 6.1(c) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated by this Agreement and the Consent Agreement under Section 5.2(a) (in the case of a breach of a representation or warranty by LG) or Section 5.1(a) (in the case of a breach of a representation or warranty by AQN) and provided, further, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or therein.

(d) By either party in writing if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement or the Consent Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Plaza Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or therein); or

(e) Automatically, if the Plaza Closing has not occurred by the End Date (as such date may be extended pursuant to Section 9.1(e) of the NEG Acquisition Agreement); provided, however, that if requested by AQN, LG shall use its reasonable best efforts to extend the End Date pursuant to Section 9.1(e) of the NEG Acquisition Agreement, if applicable; provided further, that no extension of the End Date (including pursuant to this Section 6.1(e)) shall in any way limit LG’s termination rights under Section 6.2.

6.2 LG’s Termination Rights. This Agreement may be terminated in its entirety at any time prior to the Plaza Closing by LG if:

(a) AQN fails to make the payments required to be made by AQN at the Plaza Closing or fails to deliver and pay to the Escrow Agent by wire transfer the Escrow Fund to be held by the Escrow Agent pursuant to the Escrow Agreement;

(b) LG determines, acting reasonably, that AQN has failed to fulfill any of its obligations to use its reasonable best efforts to obtain required Consents of Governmental Bodies in accordance with Section 4.2, and AQN has failed to cure such failure within five (5) Business Days following receipt by AQN of written notice of such failure from LG; or

(c) LG reasonably believes that it is likely that, as a primary result of any action or inaction of AQN in connection with the approval process, the approval of the MDPU will not be obtained on or prior to the End Date, as may be extended pursuant to Section 6.1(e), and AQN has failed to cure such matter within five (5) Business Days following receipt by AQN of written notice of such matter from LG.

6.3 Effect of Termination. If this Agreement is terminated as permitted under this Article 6, such termination shall be without liability under this Agreement or the Consent Agreement of or to any party to this Agreement, or any shareholder or Representative of such party, except (a) as otherwise provided with respect to the Escrow Fund in the Consent Agreement and Escrow Agreement and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or the Consent Agreement; provided, however, and notwithstanding anything to the contrary in this Section 6.3, in no event shall either party be entitled to receive any punitive, exemplary, special, remote, speculative, indirect or consequential damages (including any damages on account of lost profits or opportunities) in connection with any termination of this Agreement or the Consent Agreement; provided, further, however, that if such party is held liable to a third party for any of such damages as a result of the other party’s breach of this Agreement or the Consent Agreement, the latter party shall be liable to the former party for such damages. For the avoidance of doubt, a determination by or belief of LG pursuant to Section 6.2 shall not be determinative of whether a breach of this Agreement or the Consent Agreement has occurred.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by LG. From and after the Plaza Closing and subject to the other provisions of this Article 7, LG shall indemnify and hold harmless AQN, its Representatives, its Affiliates (which after the Plaza Closing shall include Plaza) and each of their successors and permitted assigns (collectively, the “AQN Indemnitees”) from and against any and all Losses actually incurred by an AQN Indemnitee, and resulting from:

(a) Representations and Warranties. (i) Any representations and warranties made by LG in this Agreement not being true and correct when made, or (ii) any representations and warranties made by LG in this Agreement not being true and correct as of the Plaza Closing Date, each of which representations and warranties will be deemed for purposes of this Section 7.1(a) to have been made by LG as of the Plaza Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 7.1(a) to have been made by LG only as of such specific date.

(b) Covenants. Any breach or default by LG in the performance of its covenants, agreements, or obligations under this Agreement or the Consent Agreement.

(c) NEG Material Adverse Effect. To the extent Losses resulting therefrom collectively exceed $15,000,000 (and only to the extent of such excess), any adverse events, changes, effects, developments, occurrences or conditions related to or imposed upon, and reasonably likely to have an adverse effect on, the Business (including the financial condition or results of operations thereof), the Assets or the Assumed Liabilities if: (i) AQN had actual knowledge of such matter after the date hereof and provided written notice to LG identifying such matter prior to the Plaza Closing; or (ii) LG had actual knowledge of such matter prior to the Plaza Closing and failed to provide written notice to AQN identifying such matters prior to the Plaza Closing as required per this Agreement; or (iii) such matter first arose during the period from the Plaza Closing through and including the Closing. For the avoidance of doubt, LG’s indemnification obligation under this Section 7.1(c) shall only be based on the value of such Losses based on the facts known by AQN or LG as of the Closing Date.

7.2 Indemnification by AQN. From and after the Plaza Closing and subject to the other provisions of this Article 7, AQN shall indemnify and hold harmless LG, its Representatives, its Affiliates and each of their successors and permitted assigns (collectively, the “LG Indemnitees”) from and against any and all Losses actually incurred by an LG Indemnitee, and resulting from:

(a) Representations and Warranties. (i) Any representations and warranties made by AQN in this Agreement not being true and correct when made, or (ii) any representations and warranties made by AQN in this Agreement not being true and correct as of the Plaza Closing Date, each of which representations and warranties will be deemed for purposes of this Section 7.2(a) to have been made by AQN as of the Plaza Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 7.2(a) to have been made by AQN only as of such specific date.

(b) Covenants. Any breach or default by AQN in the performance of its covenants, agreements, or obligations under this Agreement or the Consent Agreement.

(c) Claims. Any claim or cause of action by any Person arising after the Plaza Closing against any LG Indemnitee with respect to the operations of Plaza, except for claims or causes of action with respect to which LG is obligated to indemnify the AQN Indemnitees pursuant to Section 7.1.

7.3 Limitations on LG’s Liability. Notwithstanding anything to the contrary in this Agreement, the liability of LG under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(a) EXCEPT TO THE EXTENT ARISING OUT OF FRAUD, CRIMINAL MISREPRESENTATION OR WILLFUL MISCONDUCT, IN NO EVENT SHALL LG BE LIABLE TO THE AQN INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if AQN is held liable to a third party for any of such damages and LG is obligated to indemnify AQN for the matter that gave rise to such damages, then LG shall be liable for, and obligated to reimburse AQN for, such damages.

(b) Except as provided below, the representations and warranties of LG set forth in this Agreement shall survive the Plaza Closing until the date that is twenty-four (24) months after the Plaza Closing Date; provided however, that the representations and warranties set forth in Section 2.2 (Authority and Binding Effect), Section 2.5 (Brokers), Section 2.7 (Shares), and Section 2.8 (Capitalization) shall survive indefinitely. The other terms of this Agreement and the agreements delivered in connection herewith shall survive the Plaza Closing. All representations and warranties, covenants and agreements of LG under this Agreement and the indemnities granted by LG in Section 7.1 shall terminate at 5:00 p.m., Central time, on the applicable survival termination date set forth above, if any; provided, however, that such indemnities shall continue to survive with respect only to any specific matter that is the subject of a proper Claim Notice delivered in good faith in compliance with the requirements of this Section 7.3 until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached, including the determination of all related Losses, if any, regardless of when such Losses are finally determined, and all liabilities in connection therewith have been indefeasibly paid, or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution, including the determination of all related Losses, if any, regardless of when such Losses are finally determined, and all liabilities in connection therewith have been indefeasibly paid. In no event shall any amounts be recovered from LG under Section 7.1 or otherwise for any matter for which a Claim Notice is not delivered to LG prior to the close of business on the applicable expiration date set forth above.

(c) Losses subject to indemnification by LG pursuant to Section 7.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 2.7 or Section 2.8) relating to any single breach or series of related breaches by LG shall not constitute Losses, and therefore shall not be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $50,000. For purposes of this Section 7.3, the Losses resulting from any breach of the representations and warranties of LG shall be determined without regard to the effect of any qualifications relating to materiality or Material Adverse Effect (it being understood that such qualifications shall not be disregarded for purposes of determining whether or not any breaches of such representations or warranties have occurred).

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall LG indemnify the AQN Indemnitees, or be otherwise liable in any way whatsoever to the AQN Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 7.3) otherwise subject to indemnification by LG pursuant to Section 7.1(a) or 7.1(b) that in the aggregate exceed the Share Price; provided, however, that the foregoing limitation shall not apply to any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 2.7 or in Section 2.8.

(e) LG shall have no liability for the portion of any claim or Loss for which AQN has recovered or has been specifically authorized to recover through rates; provided, however, that AQN shall have made a good faith effort to recover any such claim or Loss through rates and that such recovery is not indeterminable due to the terms of any rate settlement agreed to by AQN. No cost or expense relating to any such claim or Loss that is actually recovered on the basis of the foregoing shall be included in determining the extent of Losses suffered by the AQN Indemnitees for purposes of Section 7.3(c) or Section 7.3(d). If at any time subsequent to the receipt by a AQN Indemnitee of an indemnity payment from LG hereunder, such AQN Indemnitee (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it receives such indemnity payment, such AQN Indemnitee shall promptly pay to LG an amount equal to the amount of such recovery, less any expense incurred by such AQN Indemnitee (or its Affiliates) in connection with such recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

7.4 Limitation on AQN’s Liability.

(a) EXCEPT TO THE EXTENT ARISING OUT OF FRAUD, CRIMINAL MISREPRESENTATION OR WILLFUL MISCONDUCT, IN NO EVENT SHALL AQN BE LIABLE TO THE LG INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if LG is held liable to a third party for any of such damages and AQN is obligated to indemnify LG for the matter that gave rise to such damages, then AQN shall be liable for, and obligated to reimburse LG for, such damages.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall AQN indemnify the LG Indemnitees, or be otherwise liable in any way whatsoever to the LG Indemnitees, for any Losses otherwise subject to indemnification by AQN pursuant to Section 7.2(a) or 7.2(b) that in the aggregate exceed the Share Price.

7.5 Claims Procedure.

(a) All claims for indemnification under Section 7.1 or 7.2, or any other provision of this Agreement except as otherwise expressly provided in this Agreement, shall be asserted and resolved pursuant to this Article 7. Any Person claiming indemnification hereunder is referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from or Threatened to be sought from an Indemnified Party by a third party, including a Governmental Body, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. If the Indemnified Party fails to notify the Indemnifying Party of any Losses in accordance with the provisions of this Article 7 in reasonably sufficient time such that the Indemnifying Party’s ability to defend against the Losses is prejudiced, then the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Losses to the extent (but only to the extent) of such prejudice. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and expressly confirms in writing its obligation to indemnify and hold harmless the Indemnified Party for the Losses that are reasonably likely to result from such claim, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that the participation of such claim by counsel selected by the Indemnifying Party will not, in the reasonable judgment of counsel to the Indemnified Party, create a conflict or potential conflict of interest between such parties. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of both the Indemnifying Party and the Indemnified Party; provided, however, that the Indemnifying Party may pay, compromise, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party only if (i) such settlement involves only the payment of money, (ii) such payment is made in full solely by the Indemnifying Party without recourse to the Indemnified Party, and (iii) such settlement does not impose any obligations or restrictions on the Indemnified Party of any nature. In no event will the Indemnifying Party have the authority to agree, without the consent of the Indemnified Party, to any relief binding on the Indemnified Party other than the payment of money damages by the Indemnifying Party without recourse to the Indemnified Party.

(b) The Indemnified Party shall provide reasonable assistance to the Indemnifying Party and provide access to its books, records and personnel as the Indemnifying Party reasonably requests in connection with the investigation or defense of the Losses. The

Indemnifying Party shall promptly, upon receipt of reasonable supporting documentation, reimburse the Indemnified Party for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

(c) With regard to third party claims for which AQN or LG is entitled to indemnification under Section 7.1 or 7.2, such indemnification shall be paid by the Indemnifying Party upon (i) the entry of an Order against the Indemnified Party and the expiration of any applicable appeal period or (ii) a settlement with the consent of the Indemnifying Party, provided that no such consent need be obtained if the Indemnifying Party fails to respond to the Claim Notice as provided in Section 7.5(a). Notwithstanding the foregoing but subject to Section 7.5(a), and provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party as if such expenses are a liability of the Indemnifying Party.

7.6 Exclusive Remedy. Except (i) for claims arising out of fraud, criminal misrepresentation, or willful misconduct or (ii) as otherwise provided in Section 6.1, the rights, remedies and obligations of the AQN Indemnitees and the LG Indemnitees set forth in this Article 7 will be the exclusive rights, remedies and obligations of such Persons after the Plaza Closing with respect to all post-Plaza Closing claims relating to this Agreement, the Consent Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby. Except for claims arising out of fraud, criminal misrepresentation or willful misconduct, no Proceeding for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Plaza Closing Date no matter how severe, grave or fundamental any breach, default or nonperformance may be by one party. Accordingly, except as otherwise provided in this Section 7.6, the parties hereby expressly waive and forego any and all rights they may possess to bring any such Proceeding.

ARTICLE 8

GENERAL PROVISIONS

8.1 Expenses. Except as otherwise specifically provided herein, each party will pay all costs and expenses of its performance of and compliance with this Agreement, provided that no such costs and expenses payable by LG (including the fees and expenses of Wells Fargo Bank, National Association and Akin Gump Strauss Hauer & Feld LLP) shall be paid from any assets otherwise transferable to AQN pursuant hereto, and provided, further, that notwithstanding anything to the contrary contained herein, AQN shall pay all of the filing fees (if any) associated with approvals required under the HSR Act and by the MDPU.

8.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered with written acknowledgment of such receipt, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested, as of the date such receipt indicates by signature, (c) sent by overnight delivery via a nationally recognized carrier with written acknowledgment of such receipt or (d) by facsimile or e-mail with, and as of the date of, receipt being acknowledged in writing:

If to LG, to:

The Laclede Group, Inc.

720 Olive St.

Saint Louis, MO 63101

Attention: Michael Geiselhart and Mark Darrell

Facsimile: (314) 421-1979

E-mail: mgeiselhart@thelacledegroup.com; MDarrell@thelacledegroup.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attention: Lucas Torres

Facsimile: (212) 872-1001

E-mail: ltorres@akingump.com

If to AQN, to:

Algonquin Power & Utilities Corp.

2845 Bristol Circle

Ontario, Canada L6H 7H7

Attention: Ian Robertson

Facsimile: (905) 465-4514

E-mail: Ian.Robertson@algonquinpower.com

with a copy (which shall not constitute notice) to:

Algonquin Power & Utilities Corp.

2845 Bristol Circle

Ontario, Canada L6H 7H7

Attention: Chief Legal Officer

Facsimile: (905) 465-4540

E-mail: Linda.Beairsto@algonquinpower.com

and with a copy (which shall not constitute notice) to:

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attention: James G. Goettsch

Facsimile: (816) 983-8080

E-mail: jim.goettsch@huschblackwell.com

or at such other address or number as shall be given in writing by a party to the other party.

8.3 Assignment. This Agreement may not be assigned (directly or indirectly), by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld or delayed.

8.4 Successor Bound. Subject to the provisions of Section 8.3, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

8.5 Governing Law. The validity, performance, and enforcement of this Agreement and the transactions contemplated hereby, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.6 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between AQN and LG, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and AQN and LG hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. The word “including” in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement. Unless otherwise specified, references to “Governmental Body” or other jurisdiction-specific terms (whether defined or not) in this Agreement, the Consent Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents (including to the extent used (directly or indirectly) in this Agreement and the Consent Agreement) are deemed, for all purposes of this Agreement and the Consent Agreement, to refer to their Canadian equivalents.

8.7 Publicity. Neither party hereto, nor any of their respective Affiliates or Representatives, shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

8.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

8.9 Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder; provided, however, that the indemnification provisions in Article VII shall inure to the benefit of, and be enforceable by, the AQN Indemnitees and the LG Indemnitees as provided therein. Without limiting the foregoing, no provision of this Agreement (including the documents and instruments referred to herein) creates any rights in any employee or former employee of LG (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement; provided, further that notwithstanding anything to the contrary in this Section 8.9, Article 4 is intended to benefit, and be enforceable by SUG and its Affiliates.

8.10 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11 Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the parties hereto.

8.12 Entire Agreement. This Agreement, the Consent Agreement, the Exhibits and Schedules hereto and the documents specifically referred to herein and that certain Confidentiality Agreement, dated as of January 11, 2013, by and between AQN and LG, constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between AQN and LG. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not any explicit cross-reference appears therein but only to the extent that such relevance is clearly and readily apparent from the face of such disclosure.

8.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.15 Consent to Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.18 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the parties hereto intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereto hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

8.19 Transaction Taxes. All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or conveyance Taxes and including any penalties, interest and additions to such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by one-half by AQN and one-half by LG, regardless of whether the Tax authority seeks to collect such Taxes from LG or AQN. AQN and LG shall cooperate in timely making and filing all Tax returns as may be required to comply with the provisions of laws relating to such Transaction Taxes. AQN shall prepare all tax filings related to any Transaction Taxes, which shall be subject to the reasonable review of LG, and also shall notify LG of any claimed material exemptions from Transaction Taxes for which no filing is required which shall be subject to the reasonable review of LG.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

THE LACLEDE GROUP, INC.

By:	/s/ Mark Waltermire

	Name:	Mark D. Waltermire
	Title:	Executive Vice President and Chief Financial Officer

PLAZA MASSACHUSETTS ACQUISITION, INC.

By:	/s/ Steven Lindsey

	Name:	Steven L. Lindsey
	Title:	President

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Christopher Jarratt

	Name:	Christopher K. Jarratt
	Title:	Vice Chairman

By:	/s/ Ian Robertson

	Name:	Ian Robertson
	Title:	Chief Executive Officer